UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

STEM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	61-1794883
(State or other jurisdiction	I.R.S. Employer
of incorporation)	Identification Number

20283 State Rd 7, Boca Raton, FL 33498

(Address of principal executive offices)

561-237-2931

(Registrant’s telephone number, including area code)

Securities to be registered under Section 12(g) of the Act:

Common stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains “forward-looking statements” that may state our management’s plans, future events, objectives, current expectations, estimates, forecasts, assumptions or projections about the company and its business. Any statement in this report that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believes,” “estimates,” “projects,” “expects,” “intends,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or results. These statements are not guarantees of future performance, and undue reliance should not be placed on these statements. It is important to note that our actual results could differ materially from what is expressed in our forward-looking statements due to the risk factors described in the section of this registration statement entitled “Risk Factors” (Item 1A).

The forward-looking statements contained in this registration statement reflect our views and assumptions as of the effective date of this registration statement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking information contained herein is expressly qualified by this cautionary statement.

References to “we,” “us,” “our”, “our company”, “the Company” and “Stem” in this Form 10 refer to Stem Holdings, Inc..

Item 1. Business.

Corporate Structure

Stem Holdings, Inc. was organized on June 7, 2016 as a Nevada corporation under Chapter 78 of the Nevada Revised Statutes. The Company’s principal office is located at 20283 State Rd 7, Boca Raton, FL 33498. The Company has no subsidiaries.

Overview of the Business

The Company was formed to purchase, lease and improve certain real estate properties (the “Properties”), initially in the State of Oregon, which are or will be utilized as either state-licensed cannabis selling retail establishments or state-licensed cannabis growing facilities. The Company was founded by Adam Berk, our Chief Executive Officer and a director of the Company, Steve Hubbard, our Chief Financial Officer and also a director, and Garrett Bender and Jim Murphy, both directors of the Company.

The initial business of the Company was detailed in a multiparty agreement dated as of August 4, 2016, as revised on October 24, 2016 (“Multiparty Agreement”), by and among the Company and the following entities, which are affiliates of the founders of the Company: Oregon Acquisitions, JV LLC, Gated Oregon Holdings LLC, Kind Care Holdings, LLC, and Never Again Real Estate, LLC. The Multiparty Agreement detailed the following:

●	the relationships between the various founders of the Company and initial share ownership of the Company;

●	certain proposed real estate transactions to be undertaken by the Company together with the business terms and structures related to these transactions;

●	the rental terms and lessees for the properties identified by the parties;

●	the terms of a right of first refusal with respect to the acquisition of additional properties;

●	certain terms related to additional investment in the Company by the founders and the terms and conditions thereof; and

●	the terms and conditions of the potential acquisition of the operating companies and three other currently operating companies by the Company when such ownership becomes legal, if ever.

Specifically, the Multiparty Agreement provided for the following:

1)	Acquisition (by purchase or lease as the case may be) of three initial properties (the “Initial Properties”):

●

Purchase of 1027 Willamette Street, Eugene, Oregon (the “Willamette Property“) which the Company intends to develop into a cannabis dispensary. The purchase price of the Willamette Property is $910,000 plus expenses and the Company will provide funding for tenant improvements and other costs necessary to operate as a turnkey retail facility.

●	Lease of 800 N. 42nd Street, Springfield, Oregon (the “42nd Street Property”) which the Company intends to develop into a 16,000-sq. ft. indoor cannabis growing facility. The base monthly rental expense for the 42nd Street Property is $7,033, subject to escalations at a rate of 2% per annum, with an initial term of five (5) years together with renewal options on the part of the Company for four (4) five-year renewal periods; and

●

Purchase of a farm in Oregon (the “Farm Property“) which the Company intends to develop into a greenhouse cannabis growing facility. This property has been identified and the purchase is currently being negotiated.

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2) Once the Company has invested an aggregate of $10 million in real estate properties (“Milestone 1”), the Company would be obligated to purchase two additional specified properties from parties to the Multiparty Agreement for an aggregate consideration of $1,000,000 within ninety (90) days of achieving Milestone 1.

3) A right of first refusal granted to the Company to acquire each new parcel of real property identified by various parties to the Multiparty Agreement as suitable for production or retail of cannabis in the State of Oregon. This right of first refusal shall remain in effect so long as the Company has invested at least an aggregate of $8 million in real properties by November 30, 2018 and has invested at least an aggregate of $13 million in real properties by November 30, 2019. Notwithstanding, the achievement of the aforementioned milestones with respect to the continuation of the right of first refusal will be excused if aggregate rental income from all Company-owned properties does not meet the following criteria:

(a) First Quarter Achievement Threshold (FQAT)

-$1.2 million (annualized) during any calendar quarter, commencing on or after October 1, 2017;
-Right of first refusal may be terminated within 12 months following the last day of the quarter in which the FQAT is met;
-Stem may revive the right of first refusal by investing an additional $5 million into New Stem Real Properties by the last day of the 12 month period.

(b) Second Quarter Achievement Threshold (SQAT)

-$3.2 million (annualized) during any calendar quarter, commencing on or after January 1, 2019;
-Right of first refusal may be terminated within 12 months following the last day of the quarter in which the SQAT is met;
-Stem may revive the right of first refusal by investing an aggregate of $8 million into New Stem Real Properties by the last day of the 12 month period.

(c) Third Quarter Achievement Threshold (TQAT)

-$5 million (annualized) during any calendar quarter, commencing on or after June 1, 2019;
-Right of first refusal may be terminated within 12 months following the last day of the quarter in which the TQAT is met;
-Stem may revive the right of first refusal by investing an aggregate of $13 million into New Stem Real Properties by the last day of the 12 month period

4) Each of the properties owned or leased by the Company will be leased to subsidiaries of OpCo Holdings, Inc. (“OpCo”), which is owned in principal part by the founders of the Company. The Company will not initially be directly involved in the operation of these properties or in the growing or sale of cannabis.

5) Each of the subsidiaries of OpCo are obligated to purchase Company Preferred Stock under certain specified terms and conditions:

(a)	Obligation to Purchase Stem Preferred Stock

-After the Company invests an aggregate of $13 million in real properties, but before the Company is legally able to engage in the operating of the properties, all subsidiaries of OpCo are required by the Multiparty Agreement to allocate an amount equal to at least 50% of its post-tax, net operating income to purchase Stem Preferred Stock on the following terms:

(b)	Terms of Stem Preferred Stock

-Redeemable 20 years after issuance
-Annual dividend of 3%
-Convertible into Stem Common Stock at the higher of:

(i) $10 per share (adjusted for share exchange, reclassification, combination, dividend, split, or similar event); or
(ii) Average closing price of Stem Common Stock for the 20 trading days prior to conversion date

-Other preferences, rights, privileges, and limitations upon which the parties may mutually agree

(c)   Legalization of the Company’s operation of OpCo businesses

-Upon legalization of the Company’s operation of OpCo’s businesses, all Company Preferred Stock issued to the OpCo subsidiaries shall be converted into Company Common Stock

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6) The OpCo subsidiaries are obligated to sell and the Company is obligated to acquire the business operations of such subsidiaries upon legalization of the Company’s operation of such subsidiaries’ businesses, provided that the Company has fully satisfied its obligations under the Multiparty Agreement as of that time. Specifically:

(a)   Consideration

-As consideration for the acquired business operations, Stem shall issue Stem Common Stock to the owners of the acquired business operations (the “Target Owner Issuance”);

-The amount of Stem Common Stock issued will be calculated according to the following formula:

[Target Owner Issuance] + [Stem Common Stock owned on Sept 1, 2016] + [Converted Preferred Stock] = 75% of issued and outstanding Shares immediately following the transaction.

(b)   Dilution

-If Stem satisfies the milestone that it has invested an aggregate of $13 million in properties by November 30, 2019, then any additional issuances of common shares by Stem for real property acquisitions or additional equity raises will, for the purposes of the Target Owner Issuance formula, dilute the Target Owners pari-passu with the other holders of Stem;

(c)   Termination of OpCo Subsidiaries obligation to sell

-The OpCo subsidiaries may terminate their obligation to sell if the Company fails to timely meet any of the stated milestones.

Recent Developments

The Company has completed the purchase of the Willamette Property and the lease of the 42nd Street Property and is currently in the process of leasing both properties to identified operating companies. Certain shareholders and management of the identified operating companies are also shareholders officers and directors of the Company. The Company is continuing to assess alternatives for the purchase of the Farm Property and is currently conducting due diligence with respect to a potential site. In addition, in November 2016, the Company entered into a contract with an unaffiliated third party to purchase the real property associated with a retail cannabis facility located at 7827 SE Powell Blvd., Portland, Oregon. As of February 1, 2017, this transaction had not closed.

Company Funding

Private Placement Transactions

The Company has sold shares of its common stock in private placement transactions under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and certain exemptions of the laws of the jurisdictions where any offering is made. In particular, as of February 1, 2017, the Company has conducted the following private placement transactions:

●	In July and August 2016, the Company conducted its initial private placement transaction selling 1,010,000 shares of its common stock at $0.15 per share to unaffiliated investors, resulting in gross proceeds of $151,500.

●

On August 25, 2016, the Company commenced its second private placement transaction. The private placement contemplates the sale of up to 1,250,000 shares of Company common stock at a price of $2.40 per share. If the offering is fully subscribed, the Company will raise gross proceeds of $3,000,0000. As of February 1, 2017, the Company sold 1,069,996 shares to unaffiliated investors, resulting in gross proceeds of approximately $2,168,000. In addition, an additional $400,000 subscription is due from an investor on or before February 17, 2017. The shares from this subscription were issued into escrow and are included in the above amount. The Company has the option of increasing the number of shares available for sale under this offering.

●	On December 1, 2016, pursuant to a prior commitment, the Company sold 50,000 shares of its common stock to a Company consultant at $0.15 per share, resulting in gross proceeds of $7,500.

Investors who acquired shares of our common stock in the foregoing private placement transactions were all accredited investors and were required to complete, execute and deliver a subscription agreement and related documentation, which included customary representations and warranties, certain covenants and restrictions and indemnification provisions.

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Arrangement Agreement with Patch International, Inc.

On November 14, 2016, the Company entered into an Arrangement Agreement (“Arrangement Agreement”) with Patch International, Inc., a company incorporated in Alberta Province, Canada (“Patch”), whereby the Company agreed to acquire all of the issued and outstanding shares of Patch by way of a plan of arrangement under Section 193 of the Alberta Business Corporations Act (“ABCA”) (the “Arrangement”). In order to close the transaction, Patch was required to submit for approval to certain Canadian government courts, hold a general meeting of its shareholders and have the shareholders vote to approve the merger, and certain other customary requirements. As of the time of the Arrangement Agreement, Patch did not have any operations, and was considered a dormant entity. The Arrangement Agreement provided for the Company to issue shares of its common stock based on a price of $2.40 per common share, with the number of shares to be issued based on the amount of cash held by Patch at the time of closing of the transaction, converted from Canadian dollars into US dollars. In addition, the Company agreed to issue to Patch shareholders additional shares at the same $2.40 per share in the event that the Company collects on a fully reserved receivable in the amount of $500,000 owed to Patch by a related party. As of the date hereof, the Company considers the receivable uncollectible (as did Patch, which reserved 100% of the outstanding receivable in its audited financial statements) and does not anticipate issuing additional shares for its collection. On January 19, 2017, the Patch shareholders held their general meeting and they voted to be acquired by the Company. On January 20, 2017, the Arrangement was reviewed and approved by the Court of Queen’s Bench of Alberta, Canada. On January 23, 2017, the Company issued 1,048,782 of its shares to acquire 100% of the issued and outstanding shares of Patch. The Company has been informed that two shareholders, representing less than 2% of Patch shares outstanding have chosen to not vote for the merger. Under Canadian law, the Company will be required to purchase those shares after negotiations on price have occurred.

Following the closing, the Company obtained access to the Patch’s bank accounts that hold the approximately US$2,450,000. These funds have been transferred to the Company’s United States bank account.

The Company plans to use the proceeds of its private placement transactions and the Arrangement to acquire, lease and build out the properties it has identified and will identify in the future.

Company Operations

The Company operates as a real estate holding company, with a direct focus on providing properties advantageous to growers and sellers in the cannabis industry, and does not intend to initially engage in any direct operations with respect to its properties other than activities related to the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees. As such, its revenues will only comprise passive rental and interest income and its operating expenses will be limited to the general and administrative expense associated with such activity. Additionally, the Company will incur interest expense as debt is incurred and will be liable for the payment of all applicable taxes. The Company does not engage in any research and development activities and does not produce any products or deliver any services other than the leasing of real property. The Company intends to initially focus its operations in the State of Oregon.

The Company's business requires that it possess or be in a position to access specialized knowledge and expertise regarding the state-licensed cannabis industry and those persons and entities who are involved in the industry. The Company believes that its management has such specialized expertise and experience, and the Company retains legal counsel that has recognized expertise in the industry. While the cannabis industry is in its relative infancy, the industry has become highly competitive and operates only in markets where the cultivation and sale of cannabis is legal. While the Company believes that the marketplace for cannabis is large and growing, many of its competitors have a longer operating history and have significantly greater financial resources and access to capital in the markets. See "Risk Factors". The Company does not believe that any aspect of its business is either (i) cyclical or seasonal or (ii) dependent on any particular franchise or license or other agreement to use a patent, formula, trade secret, process or trade name. The Company has not identified any specific environmental protection issues which will affect its business.

The Company is dependent on the financial solvency of its lessees and revenues could be adversely affected in a material way should any lessee not be able to maintain lease payments on a regular or consistent manner. Notwithstanding, the Company believes that no property is so identified with a particular tenant that the Company could not identify and obtain a successor lessee in the event of any default by a tenant in the payment of rent. Given that the Company has not achieved a critical mass of properties, the default by any single tenant will have a material impact on the Company’s finances for an indeterminate period of time.

The Company does not believe that its operations are dependent on any factors within the general economy. However, any material changes in either U.S. federal low or the law of the State of Oregon affecting the cultivation and sale of cannabis could have a material impact on the Company’s business.

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For the foreseeable future, the Company intends to limit its operations to the State of Oregon, although it may expand to additional states as the landscape of the applicable cannabis laws change across the United States. At this time, the Company is not contemplating any international operations.

History

The Company was formed to take advantage of the opportunity created by the legalization of the use of marijuana for medical and recreational use in certain states within the United States. Stem’s goal is to capitalize on this opportunity, initially in the State of Oregon, by bringing together growers, extractors, contractors, construction teams, research and development operators and designers in the Pacific Northwest and the talents of experienced business executives.

The Company endeavors to provide its shareholders with a low risk entry into the  legalized marijuana space with initial revenues being derived from rental income from marijuana retail or growing properties while providing the Company with a built-in mechanism to acquire one of the premium marijuana brands in the U.S. once it is permissible under U.S. federal law for a publicly-traded company to engage in the marijuana business. The landscape of the marijuana business in the U.S. is rapidly changing as new states are approving legalization of marijuana, notwithstanding the fact that federal law in the United States continues to classify marijuana as a “Schedule 1” substance.

There are currently approximately 107,000 Oregon Medical Marijuana Patients card holders and an estimated 500,000 recreational cannabis users in the State of Oregon. Notwithstanding, the Company believes there is a shortage in Oregon of premium quality marijuana for both recreational and medicinal use.

Although there is a continuing trend at the state level in the U.S. to legalize marijuana for recreational and medical use, it is not yet permissible for a U.S. publicly-traded company to engage in the operation of a marijuana business. To operate within the law, the Company has entered into the Multiparty Agreement which details certain rights and responsibilities among the Company and the OpCo subsidiaries (see Multiparty Agreement description, above).

Growth Strategy

The Company’s business plan involves the potential deployment of $13,000,000 in capital to purchase, lease and build-out turnkey marijuana facilities over three phases:

●	Phase 1: $3,000,000 to acquire and improve the Initial Properties;

●	Phase 2: In the future to expend $5,000,000 to acquire and improve an additional dispensary, two indoor growing facilities and one outdoor growing facility; and

●	Phase 3: In the future to expend $5,000,000 to acquire and improve an additional dispensary, two indoor growing facilities, one outdoor growing facility.

The timing of this growth strategy will be based on the availability of Company funding and identification of appropriate facilities by the Company. As of February 1, 2017, the Company has completed the acquisition (or lease) of two of the three Initial Properties which are part of Phase 1.

Prospective Acquisition of Operating Businesses

As detailed in the Multiparty Agreement (see above), in the event that the business of retailing and growing marijuana becomes legal (or not illegal) at the federal level, the Company will have the right to acquire the operating businesses of the Company’s lessees on the basis of a pre-agreed formula for a share exchange of the Company’s common shares for the ownership of such businesses. Many of the shareholders of the operating businesses are currently also shareholders of the Company.

The Cannabis Industry in Oregon

The State of Oregon legalized recreational marijuana for people ages 21 and older on November 4, 2014. A recently-conducted study estimates the size of the marijuana market in Oregon alone to be 154,000 pounds per year.

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The Company has retained a respected legal team in Oregon to support its activities. The Company’s legal team helped draft Oregon’s recreational marijuana initiative that was passed in 2014 (Ballot 91—Reform Act) and is currently creating Oregon’s cultivation protocols. They have relationships that are instrumental with the lobbying efforts in the State of Oregon. They work directly with the State of Oregon Rules Advisory Committee to structure Stem’s business activities to best meet all regulations and strictly adhere to all state and federal laws governing the growth and dispensing of marijuana. The Oregon Health Authority and Oregon Liquor Control Commission have the power to develop rules, regulations and testing procedures within the industry. The goal of the State is to ensure overall safety and to allow safe access to cannabis products. The federal government has delegated regulatory and enforcement systems to the individual U.S. attorneys across the country and they have agreed that they will respect State laws regulating the growth and use of cannabis in the State.

Employees

As of December 16, 2016, the Company has two employees, neither of whom devotes their full time to the Company’s operations. The Company intends to increase staff as warranted by its operations and market conditions. Neither employee has an employment agreement nor is covered by a collective bargaining agreement.

Item 1A. Risk Factors

An investment in our stock involves a high degree of risk. You should carefully consider the following information, together with the other information in this Form 10, before buying shares of our stock. If any of the following risks or uncertainties occur, our business, financial condition, and results of operations could be materially and adversely affected and the trading price of our stock could decline.

We have a limited operating history and have not yet generated revenues.

We are an early stage business that was founded in 2016, with no operating history from which to evaluate its business prospects. We have accrued accumulated net losses from our date of inception. We face risks encountered by early stage companies in general, including but not limited to: difficulty in raising sufficient funding to achieve growth objectives, uncertainty of market acceptance of our products and services, and the ability to attract and retain qualified personnel. There can be no guarantees that we will be successful in managing these risks, and if we are unsuccessful in doing so, our shareholders face the risk of losing their entire investment.

Because marijuana is illegal under federal law, we could be subject to criminal and civil sanctions for engaging in activities that violate those laws.

The concepts of “medical marijuana and “retail marijuana” do not exist under U.S. federal law. The Federal Controlled Substances Act classifies “marijuana” as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in United States, and a lack of safety for the use of the drug under medical supervision. As such, marijuana-related practices or activities, including without limitation, the manufacture, importation, possession, use or distribution of marijuana are illegal under U.S. federal law. While we have no intent to produce, process, or sell cannabis until and unless it is legal for us to do so under federal law, strict compliance with state laws with respect to marijuana will neither absolve the Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company.

Federal laws and regulations may hinder the Company’s ability to establish and maintain bank accounts

The U.S. federal law prohibitions on the sale of marijuana may result in the Company being restricted from accessing the U.S. banking system and the Company may be unable to deposit funds in federally insured and licensed banking institutions. While the Company does not anticipate dealing with banking restrictions directly relating to its business, banking restrictions could nevertheless be imposed.

Laws and regulations affecting the regulated marijuana industry are constantly changing, which could detrimentally affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

We are implementing a new, untested, and evolving business model and it is unclear how existing and/or future laws and regulations currently apply or will apply to our business model. Local, state and federal laws and regulations applicable to medical and recreational marijuana are broad in scope and subject to changes and evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations, including criminal regulations, or administrative policies and procedures, when and if promulgated, could have on our business.

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Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

We are not currently profitable, there is no guarantee that we will ever become profitable, and if we do become profitable, this is no guarantee that we will remain profitable. We may need to raise additional financing to support our operations and such financing(s) will be dilutive to our stockholders. There is no guarantee that we will be able to raise such additional financing on terms acceptable to us or our stockholders, or even to raise such additional financing at all.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. We estimate that we will need a minimum of US$3,000,000 to successfully achieve our short-term goals. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

We are operating in a new and unproven market.

Our potential for future profitability must be considered in light of the risks, uncertainties and difficulties encountered by companies that are in new and rapidly evolving markets and continuing to innovate with new and unproven technologies or services, as well as undergoing significant change. If we fail to adapt or innovate as these changes occur, our shareholders could face the risk of losing their entire investment.

Our officers, directors and shareholders are creating companies that will operate as producers and sellers of marijuana, and we intend to lease our properties to them and may be required to purchase those operations from them.

We expect that our first leases issued for the Willamette Property and 42nd Street Property will be to operating companies incorporated and operated by certain of our founding officers, directors and shareholders. Since we are not seeking unrelated third-party tenants, the rent we receive may not necessarily be as much as that we could obtain by leasing those properties to unrelated third parties. In addition, as part of the Multiparty Agreement, should the Company be successful in raising funding and should the US Federal Government amend the Controlled Substances Act to remove marijuana as a Schedule I drug, we will be required to purchase the operations of the tenants, regardless of their profitability or our profitability. This could result in material cash flow problems for us in the event that those underlying operating companies are not profitable or properly managed.

Our operations may also be subject to municipal zoning restrictions.

Certain municipalities have placed zoning restrictions on where cannabis retailers, producers, and processors may be located. Restrictions on our ability to obtain the best growing, processing or retail locations could have significant impacts on our ability to meet our financial and growth objectives.

We may not be successful in competing with current and future participants in our industry.

We may not be successful in competing against current and future participants in this market sector. Some of our competitors may have longer operating histories, possess greater industry and brand name recognition, and/or have significantly greater financial, technical, and marketing resources than we do.

Unfavorable media coverage could affect our business.

We may receive a high degree of media coverage, both in the U.S. and around the world. Unfavorable publicity regarding our Company, our business model, our industry, our directors, officers and senior management team, our product or service offerings, our litigation or regulatory activities, or our customers could adversely affect our reputation. Such negative publicity could materially and adversely affect our operational and financial conditions, prospects, and results from operations.

Our operating results and financials could be materially affected by the operations of our tenants and occupants.

If the tenants of any property we acquire or lease default under their leases or subleases, do not renew or extend their leases or subleases, or terminate their leases or subleases, or if issues arise with respect to the permissibility of certain uses of a property we acquired or leased, the operating results and financial viability of that property and our Company could be substantially and materially affected. There is a risk of seizure of property by the federal or state governments if tenants are deemed to be operating outside of laws and or regulations.

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We may face difficulty maintaining and attracting tenants.

We currently intend to hold properties in fee simple, or to lease them, and to lease or sublease them to tenants. There can be no assurance that we will be able to lease or sublease enough properties to meet our financial goals. It may be necessary to make substantial concessions in terms of rent and lease incentives, and construct unplanned tenant improvements to attract and retain tenants. If these expenditures and concessions are necessary and exceed the funds reserved out of our capital resources, our financial performance may be adversely affected.

There can be no assurance that cash flow or profits will be generated by any of our properties.

The lack of cash flow or profits would negatively affect our ability to meet our goals. Our management is not obligated to provide shareholders with a guarantee against a loss on their investment or negative cash flows and our management does not have, nor do they intend to provide, such a guarantee.

Unfavorable changes in market and economic conditions could hurt property occupancy or rental rates.

The demand, price and rents for rental real property have historically been positively and negatively affected by the sector’s economic performance, any decrease in which could result in the market for real estate being adversely impacted.

Risks Related to Ownership of the Company’s Common Stock

There is no public trading market for our common stock and you may not be able to resell our common stock.

There is no established public trading market for our securities and our shares are not and have not been quoted on any exchange or quotation system. We cannot assure you that any market maker will agree to make a market in our common stock. In the absence of a trading market, you may not be able to liquidate your investment, which could result in the loss of your investment.

Future issuances of our common stock could dilute the interests of existing shareholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our shareholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale could have an adverse effect on the market price of our common stock.

Should we be required to purchase the related party marijuana businesses of certain shareholders as part of the Multiparty Agreement, you may incur substantial dilution

As part of the Multiparty Agreement we entered into with our founding shareholders, in the event we meet certain funding milestones and the US Federal Government removes marijuana as a Schedule I drug  and allows us to operate marijuana-related businesses within all applicable law, we are required to purchase the marijuana business operations of certain shareholders in consideration for that number of shares of our common stock resulting in the owners of the operating companies holding, in the aggregate, 75% of issued and outstanding shares of our common stock, without consideration of the actual net worth or operating performance of those operating companies.

We have no plans to pay dividends.

To date, we have paid no cash dividends on our common stock. For the foreseeable future, earnings generated from our operations will be retained for use in our business and not to pay dividends.

If our common stock is ultimately listed on a public exchange, application of the Securities and Exchange Commission “penny stock” rules could limit trading activity in the market, and our shareholders may find it more difficult to sell their stock.

If our common stock is ultimately listed on a public exchange, it is likely that such shares will be trading for some period at less than $5.00 per share and are therefore will be subject to the U.S. Securities and Exchange Commission (“SEC”) penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell your shares of our common stock.

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We have yet to establish internal control over our financial reporting which will be required if and when we become a reporting issuer.

If we become a non-venture issuer (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) or a public company in the U.S., we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. At such time, we will be required to assess the effectiveness of our internal control over financial reporting on a periodic basis. We are in the process of designing, implementing, and documenting the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. Because of our limited resources, we may be unable to remediate the identified material weaknesses in a timely manner, or additional control deficiencies may be identified. As a result, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated, result in the loss of investor confidence and cause the market price of our securities to decline.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our Company.

We do not expect that internal control over financial accounting and disclosure, even if timely and well established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely affect our business.

We have not implemented various voluntary corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent U.S. Federal legislation, including the Sarbanes-Oxley Act of 2002 (the “SOX Act”), has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE, or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics.

We have not yet adopted many of these other corporate governance measures and, since our securities are not listed on a national securities exchange or Nasdaq, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.

We will incur increased costs as a reporting issuer which may affect our profitability.

We currently operate as a private company in Nevada. Upon the closing of the Arrangement, we will be subject to applicable Canadian securities laws relating to public disclosure. Public disclosure generally involves a substantial expenditure of financial resources. Compliance with these rules and regulations will significantly increase our legal and financial compliance costs and some activities will become more time-consuming and costly. Management may need to increase compensation for senior executive officers, engage additional senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

In the event a market develops for our common stock, the trading may be highly volatile.

In the event a market develops for our common stock, the market price of our common stock may be highly volatile, as is the stock market in general, and the market for OTC Market quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

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When we become a reporting issuer, compliance requirements may make it more difficult to attract and retain officers and directors.

Applicable Canadian securities laws, the SOX Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. Upon the closing of the Arrangement, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. We also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because certain of our directors and executive officers are significant shareholders of the Company, they can exert significant control over our business and affairs and have actual or potential interests that may depart from our other shareholders.

Our directors and executive officers own, collectively and beneficially, a significant percentage of the outstanding shares of our common stock. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how the Company’s other shareholders, may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent amendment of our Articles of Incorporation or by-laws;

●	to effect or prevent a merger, sale of assets or other corporate transaction; and

●	to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

We have adopted provisions in our by-laws and intend to adopt provisions in our Articles of Incorporation, which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Such provisions substantially limit our shareholders’ ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

As an “emerging growth company” under applicable law, we may be subject to reduced disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the SOX Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an “emerging growth company” for up to five years, although if the market value of the shares of our common stock that are held by non-affiliates exceed $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31. Because of the lessened regulatory requirements discussed above, our stockholders will be left without information or rights available to stockholders of more mature companies.

Future sales of our common stock may result in a decrease in the market price of our common stock, even if our business is doing well.

The market price of our common stock, when and if established, could drop due to sales of a large number of shares of our common stock in the market or the perception that such sales could occur. This could make it more difficult to raise funds through future offerings of common stock.

We have conducted no market research or identification of business opportunities, which may affect our ability to implement our business plan.

We have not conducted market research concerning prospective business opportunities, nor have others made the results of such market research available to us. Therefore, we have no assurances that market demand exists for our business consistent with our business plan. Our business is subject to all of the risks associated with an early stage business. As such, there is a risk that conventional private or public offerings of securities or conventional bank financing will not be available. There is no assurance that we will be able to pursue our business plan on terms favorable to us.

If we do not use our funds in an efficient manner, our business may suffer.

Our board of directors will retain broad discretion as to the use of Company funds based upon market and business conditions. Accordingly, our shareholders will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. We cannot guarantee that we will make the most efficient use of the net proceeds or that you will agree with the way in which such net proceeds are used. Our failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition.

No legal or tax advice.

A holding in our common stock may involve certain material federal and state tax consequences. Shareholders should not rely on the Company for legal, tax, or business advice. Shareholders are encouraged to consult with their respective legal counsel, accountant or business adviser as to legal, tax and related matters concerning their investment in the Company.

Risks Related to the Marijuana Industry

(Applicable to our tenants, which could affect the financial viability of certain of our properties)

The marijuana business is illegal under federal law.

Producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a federal crime. Under the Federal Controlled Substances Act of 1970 (the “Federal CSA”), marijuana is classified as a Schedule I drug, which is defined as having a high potential for abuse and no currently accepted medical use. Owning shares of our common stock may: (a) expose you personally to criminal liability under federal law, resulting in monetary fines and jail time; and (b) expose any real and personal property used in connection with our business to seizure and forfeiture to the federal government.

Producers will not be able to deduct many normal business expenses.

Under Section 280E of the Internal Revenue Code (“Section 280E”), many normal business expenses incurred in the trafficking of marijuana and its derivatives are not deductible in calculating Federal and Oregon income tax liability. A result of Section 280E is that an otherwise profitable business may in fact operate at a loss, after taking into account its income tax expenses. The application of Section 280E likely will have a material adverse effect on producers.

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The implementation of the Control and Regulation of Marijuana Act is uncertain.

On June 30, 2016, the OLCC adopted rules to implement the Control and Regulation of Marijuana Act, which governs Oregon’s recreational marijuana market. The OLCC’s rules are unclear on a number of matters, and the OLCC likely will have to interpret and further amend the rules. Any interpretations of the rules by the OLCC, any additional rules adopted by the OLCC, and any additional statutes passes by the Oregon legislature could have a material adverse effect on producers.

Customers for the marijuana business are limited.

The customers of the marijuana production business will be limited to other Oregon-licensed marijuana businesses. Producers may not sell their products to any business or person located outside the State of Oregon.

Producers have numerous competitors.

The marijuana production business is not, by itself, unique. Producers have numerous competitors throughout the State of Oregon utilizing a substantially similar business model. Excessive competition may impact producer sales and may cause prices to be reduced.

Local laws and ordinances could restrict producer business activity.

Although legal under Oregon state law, local governments have the ability to limit, restrict, and ban medical marijuana businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could be adopted or changed, and have a material adverse effect on our business.

Producers and retailers will not be able to register any federal trademarks for their marijuana products.

Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies marijuana products. As a result, producers and retailers likely will be unable to protect their marijuana product trademarks beyond the geographic areas in which they conduct business. The use of producer or retailer trademarks outside the State of Oregon by one or more other persons could have a material adverse effect on producer or retailer businesses.

Laws will continue to change rapidly for the foreseeable future.

Local, state and federal laws and enforcement policies concerning marijuana-related conduct are changing rapidly and will continue to do so for the foreseeable future. Changes in applicable law are unpredictable and could have a material adverse effect on the entire industry.

Risks Related to the Marijuana Industry

(Applicable to Landlords of Marijuana Producers)

Our tenant’s success depends on its ability to obtain a marijuana production license from the Oregon Liquor Control Commission.

Our tenant’s success depends on its ability to obtain a marijuana production license from the OLCC in the near future. If our tenant fails to obtain a marijuana production license from the OLCC, its business will be limited to Oregon’s medical marijuana market only, which likely will not be a viable long-term business model. Our tenant’s failure to obtain a marijuana production license from the OLCC will have a material adverse effect on our tenant’s business, and therefore us.

Our tenant’s business is highly regulated.

Our tenant’s business and products are and will continue to be regulated as applicable laws continue to change and develop. Regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that our tenant will receive the requisite licenses, permits, and approvals to operate its business. Further we cannot predict what kind of regulatory requirements our tenant’s business will be subject to in the future.

Our tenants have numerous competitors.

Our tenants’ marijuana production business is not, by itself, unique. Our tenants have numerous competitors throughout the State of Oregon utilizing a substantially similar business model. Excessive competition may have a material adverse effect on our tenants’ business, and therefore us.

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Laws will continue to change rapidly for the foreseeable future.

Local, state and federal laws and enforcement policies concerning marijuana-related conduct are changing rapidly and will continue to do so for the foreseeable future. Changes in applicable law are unpredictable and could have a material adverse effect on our tenant’s business, and therefore us.

Miscellaneous Risk Factors

Forward-looking statements made by the Company may prove to be untrue or unachievable.

This Registration Statement on Form 10 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or to Stem’s future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause Stem’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Certain or all of these forward-looking statements may prove to be untrue or may never be accomplished or achieved. If such were to occur, the operations and financial prospects of the Company could be materially impaired, which could have a significant detrimental impact your investment in the Company.

Any financial projections that may have been disclosed to you (in writing, orally, or otherwise) were for illustrative purposes only.

Any financial projections were based on a variety of estimates and assumptions which may not be realized, and are inherently subject to significant business, economic, legal, regulatory, and competitive uncertainties, most of which are beyond our control. There can be no assurance that any projections that may have been disclosed to you will be realized, and actual results may different materially from such projections.

Our success depends on the skills and expertise of our management and our tenants.

There is no guarantee that they will manage our business successfully and that our tenants will be successful in their businesses. We do not have an employment agreement with our management, nor do we carry life or disability insurance on them. The loss of the services of any member of our management, for any reason, or the failure of our tenants to properly manage their businesses, may have a material adverse effect on your investment in the Company.

Our management may have a conflict of interest with us.

Each of our managers is a significant shareholder, director, and officer of the Company and is also a shareholder of OpCo and certain of its subsidiaries. Consequently, they not only have substantial control of the management of the Company, but are also subject to potential conflicts of interest as a result of their interests in OpCo and its operating subsidiaries.

The real property that we intend to purchase has not been appraised.

The sole assets of the Company will be the real property which we intend to acquire. The purchase price for these properties is not based on a professional appraisal. No outside party, including our attorneys and financial advisors, has made any representations as to the fairness of the purchase price of these properties.

The valuation of the Company and the common stock is not based on a professional appraisal.

The valuation of the Company and the common stock is not based on a professional or reliable fair market value estimation or appraisal. No outside party, including our attorneys and financial advisors, has made any representations as to the fairness of the valuation of the Company’s common stock, the Company, or its business. Additionally, there is no guarantee that the Company will be able to recover funds advanced for the improvement of real properties it owns or leases.

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Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This management’s discussion and analysis should be read in conjunction with the financial statements and notes included elsewhere in this registration statement.

This management’s discussion and analysis, as well as other sections of this registration statement, may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, estimates, forecasts, assumptions or projections. Any statement that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plan,” “seek,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or results, and undue reliance should not be placed on these statements. These risks and uncertainties include, but are not limited to, the matters discussed under the caption “Risk Factors” in Item 1A of this registration statement. Stem Holdings, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For the period from June 7, 2016 (date of inception) to September 30, 2016, the financial statements have been prepared by management in accordance with the standards of the Public Company Accounting Oversight Board (United States).

OVERVIEW

Stem Holdings, Inc. (the “Company” or “Stem”) is a Nevada corporation incorporated on June 7, 2016. The Company was formed to purchase, improve, and lease properties and finance assets which are operated by third parties and are used for the cultivation and retail sale of marijuana. During the period from June 7, 2016 (date of inception) to September 30, 2016 the Company was an early stage company which was only engaged in initial capital formation and general and administrative activities related to formation of the company.

Financial overview

The Company had no revenues during the period from June 7, 2016 (date of inception) to September 30, 2016 and incurred an aggregate of general and administrative expense of $87,699 during the same period. Through this period, the Company raised an aggregate of $914,750 after paying costs of raising those funds. Subsequent to September 30, 2016, the Company raised additional gross proceeds through its private offerings of $1,407,500 in three offerings of common stock. Given that the Company was formed on June 7, 2016, there is no comparable data for any prior periods.

Results of Operations

The Company did not have any active operations for the period from June 7, 2016 (date of inception) to September 30, 2016. The Company had no revenues during the period from June 7, 2016 (date of inception) to September 30, 2016 and incurred an aggregate of general and administrative expense of $87,699 during the period. The expense was primarily attributable to professional fees attributable to the Company’s formation and capital raising activities, fees related to the cancellation of a property lease, and fees for an extension related to entering into a new lease for the 42nd Street Property.

Summary of Results

June 7, 2016 to September 30, 2016
Revenues	$0.00
Net (loss)	$(87,699)
Basic and diluted earnings (loss) per share	$(0.03)

LIQUIDITY AND FINANCIAL CONDITION

Liquidity and Capital Resources

During the periods from June 7, 2016 (date of inception) to September 30, 2016, cash used in operations totaled ($89,640). There is no data for any comparable periods.

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During the period from June 7, 2016 (date of inception) to September 30, 2016, the Company sold an aggregate of 4,734,163 shares of common stock for an aggregate purchase price of $2,484,750. This reflects the sale of 2,750,000 shares of the Company’s common stock at $0.001 per share, 1,010,000 shares at $0.15 per share and 974,163 shares at $2.40 per share. There is no data for any comparable periods.

The Company had cash of $798,198 as of September 30, 2016. Through December 31, 2016, the Company raised additional gross proceeds of $237,500 in private placements of its common stock and collected $1,170,000 in subscriptions that were due to the Company at September 30, 2016. On January 20, 2017, the shareholders of Patch International, Inc. voted to be acquired by the Company. As a result, the merger with Patch International, Inc. closed and the Company now has received an additional approximately $2,450,000 which was on Patch’s books at the time of the acquisition.

Based on its current run-rate for operating expenses, the Company believes that it has sufficient cash on hand to fund its operating expenses for at least two years.

EQUITY

As of September 30, 2016, shareholders’ equity was $1,997,051.

There were 4,734,163 shares of common stock issued and outstanding at September 30, 2016.

The Company has paid no dividends.

CRITICAL ACCOUNTING POLICIES

Use of estimates

The preparation of our financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and judgments used are based on management’s experience and the assumptions used are believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. Actual results may differ from these estimates.

Capitalization of Project Costs

The Company’s policy is to capitalize all costs that are directly identifiable with a specific property, would be capitalized if the Company had already acquired the property, and when the property, or an option to acquire the property, is being actively sought after, and either funds are available or will likely become available. All amounts shown capitalized prior to acquisition of a property are included under the caption of Project Costs in the balance sheet.

Emerging Growth Company

The Company has elected to be an emerging growth company as defined under the Jumpstart Our Business Startups Act of 2012 (“Jobs Act”). Included with this election, the Company has also elected to use the provisions within the Jobs Act that allow companies that go public to continue to use the private company adoption date rules for new accounting policies. Should the Company obtain revenues in excess of $1 billion on an annual basis, have its non-affiliated market capitalization increase to over $700 million as of the last day of its second quarter, or raise in excess of $1 billion in public offerings of its equity or instruments directly convertible into its equity, it will forfeit its status under the Jobs Act as an emerging growth company.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In July 2016, the Company entered into a 10-year lease for the 42nd Street Property from an unrelated third party in Springfield, Oregon. At the time the original lease was entered into, the Company had expected to close on significant subscriptions from its private placement transactions in the near term. However, due to a delay in closing those subscriptions, the Company entered into an agreement with the landlord to cancel the lease and in consideration for a fee of $15,000, to agree not to rent out the property until such time the Company could enter into a new lease. In September 2016, the Company entered into a new 10-year lease with the landlord that commenced in November 2016. The lease requires the Company to pay a base rental fee of $7,033, which escalates each year by approximately 2%, plus an additional estimated $315 per month in real estate taxes. All taxes (including reconciling real estate taxes), maintenance and utilities are included at the end of each year as a one-time payment. In addition, the Company also remitted $14,000 for a security deposit to the landlord. The Company expects to sublease out this space in the near future.

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The future minimum lease payments are as follows:

For the year ending September 30,
2017	$80,828
2018	89,738
2019	91,475
2020	93,270
Thereafter	608,205
$963,516

In August 2016, the Company and certain shareholders of the Company entered into the Multiparty Agreement, in which the Company became obligated to lease or acquire three separate real estate assets, and separately, if certain events occur (see below), additional real estate assets held by entities related to those shareholders. In September 2016, the Company entered into the lease for the 42nd Street Property as more fully described above, and in November 2016, acquired the Willamette Property pursuant to the assignment of a Purchase Agreement to the Company by a shareholder of the Company. The Company has entered into negotiations for the acquisition of the third property in Mulino, Oregon, but has not yet exchanged final closing documents, and at this time, is uncertain if or when it will. In addition, in the event that the Company deploys more than $10 million in investment in real estate assets, the Company is required to acquire certain real estate properties from certain of the Company’s shareholders and their affiliated entities.

In addition, certain shareholders have begun organizing companies that will operate directly in the cannabis industry, and the Company intends to offer leases to these entities in the near future. The Multiparty Agreement also requires that in the event that the US Government Amends Title 21 of the United States Code, otherwise known as the Controlled Substances Act, to remove cannabis as a Schedule I drug, the Company is required to enter into agreements to acquire those related entities.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

SUBSEQUENT EVENTS

In November 2016, the Company entered into the Arrangement Agreement with Patch to acquire 100% of the issued and outstanding shares of Patch. As of the time of the Arrangement Agreement, Patch did not have any operations, and is considered a dormant entity. In order to close the transaction, Patch was required to submit for approval to certain Canadian government courts (which was granted on January 20, 2017), hold a general meeting of its shareholders and have the shareholders vote to approve the merger (which took place on January 19, 2017), and certain other customary requirements. On January 19, 2017, the Patch shareholders held their general meeting and they voted to be acquired by the Company. On January 23, 2017, the Company issued 1,048,782 of its shares of common stock to acquire 100% of the issued and outstanding shares of Patch (subject to the rights of certain dissenting Patch shareholders which represented less than 2% of the outstanding Patch shares). The aggregate cash held by Patch at the closing was approximately US$2,450,000. The Company has been informed that two shareholders, representing less than 2% of Patch shares outstanding have chosen to not vote for the merger. Under Canadian law, the Company will be required to purchase those shares after negotiations on price have occurred.

From October through December 31, 2016, the Company raised additional gross proceeds of $230,000 from its ongoing private placement transaction in consideration for the issuance of 95,833 shares of the Company’s common stock.

On October 28, 2016, the Company loaned $100,000 to certain officers and shareholders of the Company, under a promissory note (the “Note”) due March 30, 2017 which bears interest at rate of 12% per annum. The Note provides for monthly payments in the amount of $1,000 commencing December 1, 2016 until the Note is fully paid. The Note is secured by a pledge of 50,000 shares of Company common stock owned by the debtors.

On November 1, 2016, the Company acquired the Willamette Property for a total cash purchase price of $910,000 plus closing costs.

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In November 2016, the Company entered into a business consulting agreement with an unrelated third party with a term of 12 months. As part of that agreement, the consultant agreed to provide general business consulting services to the Company in exchange for a $50,000 upfront payment, monthly payments of $5,000 and an option for 200,000 shares of the Company’s common stock, exercisable at $2.40 per share, a term of 4 years and also piggyback registration rights. The options vest as follows: 100,000 shares immediately upon signing, 50,000 shares upon the Company’s common stock being listed on a public exchange for trading, and the remaining 50,000 shares 12 months after the common stock of the Company is listed for trading on a public exchange. In addition, the consultant agreed to purchase 50,000 shares of the Company’s common stock at a price of $0.15 per share, resulting in gross proceeds of $7,500, which the Company received in December 2016.

Item 3. Properties.

Executive Offices

Our executive offices are located at 20283 State Road 7, Boca Raton, Florida 33498. The lease is for a one-year term commencing February 1, 2017 at a monthly rental of $720.00.

Business Properties

1)	The Company owns a property located at 1027 Willamette Street, Eugene, Oregon, which it intends to develop into a cannabis dispensary.

2)	The Company leases a property located at 800 N. 42nd Street, Springfield, Oregon which it intends to develop into a 16,000-sq. ft. indoor cannabis growing facility. The Company is the lessee under a Lease with an initial term of five (5) years together with renewal options on the part of the Company for four (4) five-year renewal periods. The lease commenced November 15, 2016 at an initial base rental of $7,033 per month, escalating by a factor of two percent (2%) per year during the term, or any extension thereof.

3)	The Company is party to an agreement to acquire a retail cannabis facility located at 7827 SE Powell Blvd., Portland, Oregon. As of February 1, 2017, this transaction has yet to close.

Each of these properties will be leased on a net basis to qualified tenants. The Company will not be involved in the operation of these properties or in the growing or sale of cannabis.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of January, 22, 2017, the number of shares of common stock held of record or beneficially (i) by each person who held of record, or was known by the Company to own beneficially, more than five percent of the outstanding shares of the Company’s common stock, (ii) by each director and (iii) by all officers and directors as a group:

Name and address of Beneficial Owner (1)	Amount and Nature of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (1)

Adam Berk	214,886	4.1%
9370 Grand Estates Way, Boca Raton, FL 33496

Steve Hubbard	18,333	*
3496 Fairview Way, West Linn, OR 97068

Garrett M. Bender 506 Andrews Avenue, Delray Beach, FL 33483	128,974	2.2%

Jim Murphy	287,447	4.8%
91666 Greenhill RD, Junction City, OR 97448

Lindy Snider	0	0.0%
408 Barbara Lane, Bryn Mawr, PA 19010

All directors and executive officers as a group	649,640	11.0%
Other 5% Shareholders
None (2)

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●	Less than one percent (1%)

(1)

For each shareholder, the calculation of percentage of beneficial ownership is based upon 6,024,611 shares of common stock outstanding as of January 22, 2017, and shares of common stock subject to options, warrants and/or conversion rights held by the shareholder that are currently exercisable or exercisable within 60 days of January 22, 2017, which are deemed to be outstanding and to be beneficially owned by the shareholder holding such options, warrants, or conversion rights. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other shareholder has exercised such rights.

(2)	To the knowledge of the directors and officers of Stem, as of the date of this Registration Statement on Form 10, no person beneficially owns, directly or indirectly, or controls or directs five percent (5%) or more of the outstanding voting securities of Stem.

Item 5. Directors and Executive Officers.

Our executive officers and directors, and their ages, positions and offices with us are as follows:

Name	Age	Position with the Company

Adam Berk	39	Chief Executive Officer, President and Director
Steve Hubbard	69	Chief Financial Officer, Secretary and Director
Garrett M. Bender	56	Director
Jim Murphy	49	Director
Lindy Snider	56	Director

Adam Berk

Mr. Berk has been a director, President and Chief Executive Officer of the Company since its inception in June 2016. He was formerly a military officer at the United States Naval Academy from 1995-1997. After extensive military strategy training he earned a degree in finance and hospitality management from Cornell University and an MBA from the University of Miami School of Business. Thereafter, in 2001 he developed a metal import business, Global Partners, to import products from India and China. He focused on the international financing and marketing aspects of the company. From 2002 to 2007, Mr. Berk served as the Chief Executive Officer of Osmio (“Osmio”) (currently GrubHub), the first patented web-based corporate expense management system that concentrated on food ordering for law firms, investment banks and consulting firms. As Chief Executive Officer, he managed the overall business strategy, sales, product development, technology, strategic partnerships, expansion logistics, and general operations of Osmio. During his term as Chief Executive Officer, the company produced compounded annual growth of 74% and implemented over 500 clients including 300 top law firms, top banks, and multinational consulting firms; in addition to thousands of vendors. He created and implemented the expansion plan of Osmio from a single site in New York to 11 markets including Chicago, Dallas, London, Los Angeles, Northern Virginia, Philadelphia, Pittsburgh, San Francisco, Silicon Valley and Washington, DC. Mr. Berk also led Osmio through its recent sale to Aramark.

Mr. Berk is also the founder of HYD For Men an artisanal men’s grooming company that patented the first solution to extend the life of a razor blade by 400%. HYD For Men is currently sold at HSN, Walgreens, Bed Bath & Beyond, Drugstore.com, Birchbox, GiantEagle, Meijers, and Kinney Drugs. In 2015, HYD For Men was acquired by Lucas Investment Group and has expanded its distribution to Asia and Europe.

Mr. Berk is also one of the principal founders of PPI, a company that patented the first paper water bottle that is fully biodegradable, recyclable and compostable. In 2015, he became Co-President of Consolidated Ventures of Oregon, Inc. the parent company of TJ’s Organic Gardens and TJ’s Organic Provisions Mr. Berk previously served on the Advisory Board of the Pillsbury Institute and was an independent advisor for Point72 Asset Management. Mr. Berk’s experience as a founder and principal executive of several start-up companies and the skills associated therewith led to the conclusion that he should serve as a director of the Company.

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Steve Hubbard

Steve Hubbard has served as Chief Financial Officer, Secretary and a member of the Board of Directors of the Company since its inception in June 2016. He has more than thirty-five years of executive management experience in the operations, product and process engineering, legal and finance aspects of public and private companies engaged in domestic and international business. He has served in CEO, VP R&D, and CFO positions in the semiconductor and electronics sector. In those roles he managed large teams of engineers and analysts engaged in product development, process improvement and cost reduction projects focused on generating a competitive advantage.

Mr. Hubbard successfully planned and implemented a turnaround strategy for a semiconductor design and manufacturing company, BIT, which was sold to PMC-Sierra for stock which became worth more than $1 Billion. As CFO he raised a round of venture capital financing and restructured the equity of the company. As CEO he introduced new products and processes and negotiated technology licenses to expand working capital. He arranged the sale and relocation of its semiconductor fabrication facility to a company in Beijing China and a lucrative acquisition by PMC-Sierra.

He successfully restructured and sold a high-technology robotics and computer-vision design and manufacturing company, Intelledex Incorporated, which was sold to ESI Inc. As President/CEO he restructured and sold the company. As Senior Vice President, General Manager he created a profitable industrial computer-vision product line from product definition to commercial sales, while at the same time as Vice President Finance and GM of the robotics division he was responsible for production, R&D, manufacturing engineering, and finance and managed the redesign of the second generation of robotic products significantly improving quality and field reliability. As Vice President Finance and Administration with responsibility for treasury, MIS, personnel, legal and facilities he participated in raising over $30 million in venture capital funding.

At Advanced Micro Devices, a leading semiconductor manufacturer, he served in progressively more responsible positions. Executive roles included Director/Controller of North American Operations responsible for financial and operational analysis and principal business advisor to the Sr. VP of Operations, accountable for 8 divisions and two remote plants generating $750 Million in annual sales.

After serving in the United States Air Force he graduated cum laude from business school at San Jose State University in California and started his career as an auditor in public accounting at Arthur Andersen & Co. Mr. Hubbard’s experience as a founder and principal executive of several start-up companies his experience as an auditor with Arthur Andersen & Co. and the skills associated therewith led to the conclusion that he should serve as a director of the Company.

Garrett M. Bender	Mr. Bender has served as a member of the Board of Directors of the Company since its inception in June 2016. He is the Principal and Co-Founder of Ascot Development LLC which commenced operations in 2003. He has guided Ascot through numerous acquisition and sale transactions and strategically manages Ascot’s land portfolio. From April 2000 through February 2003, he was President and CEO of an internet-based B2B site which became the 5th most visited B2B site on the web. The company was later sold to a strategic buyer. From 1982 through 2000, Mr. Bender was Vice President Sales and Marketing Worldwide for MCI. Mr. Bender’s experience as a founder and principal executive of several start-up companies and the sales and marketing skills associated therewith led to the conclusion that he should serve as a director of the Company.

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Jim Murphy	Mr. Murphy has served as a member of the Board of Directors of the Company since its inception in June 2016. He was formerly in the military and after serving created a general contracting company specializing in electric wiring and HVAC systems. He co-created TJ’s Organic Gardens and he is currently President of TJ’s Organic Gardens and is responsible for managing the day-to-day operations of the indoor gardens. Jim has received multiple grow awards and is recognized for creating award winning genetics. He has played an integral part in creating efficient grow room work flow and designed a state of the art cultivation facility in Eugene, Oregon. Mr. Murphy’s experience as a founder and principal executive of several entities in the cannabis industry and the skills associated therewith led to the conclusion that he should serve as a director of the Company.

Lindy Snider

Ms. Snider has served as a member of the Board of Directors of the Company since its inception in June 2016. She is the founder and CEO of Lindi Skin, the first full line of skin care products for cancer patients. This botanically based skin care line serves the special needs of individuals undergoing cancer treatment and is found in most major cancer centers in the U.S.

Ms. Snider is an active investor in cannabis related businesses. Focused on new business development, brand marketing and investing, Ms. Snider identifies and helps develop innovative companies in the space. She is a passionate entrepreneur and a champion of both start-ups and women-owned businesses. She serves on the following boards and advisories: Sqor.com, Greenhouse Ventures, Intiva, Blazenow, Kind Financial, Elevated Nation, as well as the following philanthropic boards: Fox Chase Cancer Foundation, Cancer Forward, Philadelphia Orchestra, PSPCA, Schuylkill Center for Environmental Education, National Museum of American Jewish History, The Middle East Forum, Shoah Foundation’s Next Generation Council, The Ed Snider Youth Hockey Foundation, and The Snider Foundation. Ms. Snider’s experience as a founder and principal executive of several start-up companies and her service as an independent director of several for-profit and charitable organizations and the skills associated therewith led to the conclusion that she should serve as a director of the Company.

Item 6. Executive Compensation.

Neither Mr. Berk nor Mr. Hubbard received any compensation for their services as executive officers of the Company during 2016. Commencing January 2017, Mr. Hubbard is paid $5,000 per month as a consultant to the Company. Further, neither Mr. Berk nor Mr. Hubbard have outstanding equity awards as of December 31, 2016. Other than with respect to Mr.Hubbard, at this time, the Company does not have any specific compensation plan for its principal executives for calendar year 2017 and going forward, but expects to develop one in the near future.

The Company does not have an employment agreement with Mr. Berk or Mr. Hubbard or any of its other employees or consultants.

Director compensation.

At this time, the Company has yet to develop any specific compensation plan for its directors, but expects to do so in the near future.

Outstanding Equity Awards at September 30, 2016.

None of our executive officers have outstanding equity awards as of September 30, 2016.

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Item 7. Certain Relationships and Related Transactions, and Director Independence.

Willamette Property

Prior to the formation of the Company, one of its shareholders entered into an agreement to acquire the Willamette Property, which agreement was later transferred to the Company after its formation. That shareholder also advanced a portion of the $34,500 required for the escrow deposit for this property, which amount was applied to the purchase price at closing. To date, the Company has repaid $29,500 to the shareholder, with the remaining balance being accounted for as a current liability in our financial statements furnished in Item 13.

Legal Fees

During the period ended September 30, 2016, the Company advanced $20,412 in payment of legal fees to OpCo, which is shown as a long term related party receivable in our financial statements furnished in Item 13. In December, 2016, the Company advanced an additional $45,000 in payment of legal fees on behalf of the related entities and a payment of $4,750 for licensing fees to the Oregon Liquor Control Commission, the entity that regulates cannabis production and distribution in Oregon, also on behalf of the related entities.

OpCo Holdings, Inc.

Opco, whose subsidiary will be the lessee with respect to the Willamette Property and the 42nd Street Property, is owned by certain officers and directors of Stem, as follows:

1)	Adam Berk, Chief Executive Officer and a Director of Stem, serves as President and a Director of Opco and owns 7.81% of the issued and outstanding common shares of Opco Holdings.

2)	Steve Hubbard, Chief Financial Officer, Secretary and a Director of Stem, serves as Secretary and a Director of Opco and owns 0.67% of the issued and outstanding common shares of Opco.

3)	Garrett M. Bender, a Director of Stem, owns 4.69% of the issued and outstanding common shares of Opco.

4)	Jim Murphy, a Director of Stem, serves as Co-President of Opco and owns 10.89% of the issued and outstanding common shares of Opco.

Shareholder Loan

On October 28, 2016, the Company loaned $100,000 to Jim Murphy (a director and shareholder of the Company) and Travis MacKenzie and James Orpeza (both shareholders of the Company), under a promissory note (the “Note”) due March 30, 2017 which bears interest at rate of 12% per annum. The Note provides for monthly payments in the amount of $1,000 commencing December 1, 2016 until the Note is fully paid. The Note is secured by a pledge of 50,000 shares of Company common stock owned by the debtors.

Director Independence

We currently use NASDAQ’s general definition for determining director independence, which states that “independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. Lindy Snider is the only director that is an independent director under this definition.

Item 8. Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business.

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Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

From inception (June 26, 2016) through the date of this report, the Company’s common stock is not quoted on any market or listing service and there has been no trading or market in the Company’s common stock. As of the date of the filing of this Registration Statement on Form 10, there are issued and outstanding 6,024,611 shares of Common Stock which are held by approximately 50 holders of record.

We have not declared any cash dividends on our Common Stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

Equity Compensation Plan

The Company has adopted an employee, director and consultant stock plan dated July 27, 2016 (the “Plan”). Under the Plan, the board of directors of the Company may grant Awards (as defined below) up to 15% of the total number of shares of common stock outstanding immediately following the effective date of the Plan (“Purchaser Shares”). As of the date of this statement, Stem has not granted any Awards pursuant to the Plan.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	0	n/a	903,692	(1)
Equity compensation plans not approved by security holders	0	n/a	0
Total	0	n/a	903,692	(1)

(1) Assumes 6,024,611 shares of outstanding Company common stock

The following is a summary of the principal terms of the Plan.

The Plan provides that awards may be granted to officers, employees or directors of the Company and its affiliates (“Eligible Persons”). The Plan permits the board of directors of the Company to grant three types of awards (“Awards”) to Eligible Persons: (a) a stock appreciation right (“Stock Appreciation Right”); (b) a stock option (“Stock Option”); and (c) a stock award (“Stock Award”).

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: (a) incentive Stock Options; and (b) non-qualified Stock Options. The exercise price per share under a Stock Option is determined by the administrator of the Plan; provided, however, that such exercise price is not less than the fair market value per Purchaser Share on the date the Stock Option is granted, subject to certain exceptions. The term of each Stock Option is fixed by the administrator of the Plan and no incentive Stock Option may be exercisable more than 10 years after the date such incentive Stock Option is granted. The Plan provides that other terms and conditions may be attached to a particular Stock Option, such terms and conditions to be referred to in an option agreement.

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In the event an option holder ceases to be an Eligible Person other than by reason of death, disability or cause, the option holder may exercise any Stock Option granted to him or her to the extent that such Stock Option is exercisable on the date of such termination. In the event an option holder ceases to be an Eligible Person by reason of death or disability, the option holder or his or her representative, as applicable, may exercise any Stock Option granted to him or her to the extent that such Stock Option is exercisable on the date of such death or disability. All outstanding and unexercised Stock Options of an option holder will be cancelled in the event that such person ceases to be an Eligible Person by reason of cause.

Stock Appreciation Rights may be granted either on a stand-alone basis or in conjunction with all or part of any Stock Option granted under the Plan. Stock Appreciation Rights granted on a stand-alone basis may be exercisable only at such time or times and to such extent as determined by the administrator of the Plan. Stock Appreciation Rights granted in conjunction with all or part of any Stock Option may be exercisable only at the time or times and to the extent that the Stock Options to which they relate are exercisable. Upon the exercise of a Stock Appreciation Right, a holder will be entitled to receive an amount in cash, Purchaser Shares or both, which in the aggregate is equal in value to the difference in the fair market value of the Purchaser Shares at the date of exercise less the fair market value of the Purchaser Shares at the date of grant.

Stock Awards may be directly issued under the Plan, subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the administrator of the Plan may determine.

Subject to adjustment as provided in the Plan, the aggregate number of shares of common stock which may be delivered under the Plan shall not exceed a number equal to 15% of the total number of shares of common stock outstanding immediately following the effective date of the Plan. Commencing with the year 2017, the maximum number of shares of common stock which may be delivered under the Plan shall automatically increase by a number sufficient to cause the number of shares of common stock covered by the Plan to equal 10% of the total number of shares of common stock then outstanding, assuming for this purpose the conversion into common stock of all outstanding securities that are convertible by their terms (directly or indirectly) into common stock. The exercise price per share of common stock purchasable under a Stock Option shall be determined by the administrator of the Plan; provided, however, that the exercise price per share shall be not less than the Fair Market Value (as defined in the Plan) per share on the date the Stock Option is granted, or if the Stock Option is intended to qualify as an Incentive Stock Option and is granted to an individual who is a Ten Percent Holder (as defined in the Plan), not less than 110% of such Fair Market Value per share. The term of each Stock Option shall be fixed by the administrator of the Plan, but no Incentive Stock Option shall be exercisable more than 10 years (or five years in the case of an individual who is a Ten Percent Holder) after the date the Incentive Stock Option is granted.

Item 10. Recent Sales of Unregistered Securities.

The following table sets forth all securities issued by Stem since its inception in June 2016:

Date	Number of Shares	Security	Price
June 6, 2016	2,750,000	Common Stock	$0.001
June 21, 2016	50,000	Common Stock	$0.15
June 23, 2016	60,000	Common Stock	$0.15
July 1, 2016	100,000	Common Stock	$0.15
July 27, 2016	171,667	Common Stock	$0.15
July 28, 2016	100,000	Common Stock	$0.15
August 2, 2016	166,666	Common Stock	$0.15
August 3, 2016	166,667	Common Stock	$0.15
August 5, 2016	170,000	Common Stock	$0.15
August 16, 2016	25,000	Common Stock	$0.15
December 1, 2016	50,000	Common Stock	$0.15
August 30, 2016	333,333	Common Stock	$2.40
September 13, 2016	40,000	Common Stock	$2.40
September 16, 2016	50,000	Common Stock	$2.40
September 23, 2016	41,666	Common Stock	$2.40
September 26, 2016	41,666	Common Stock	$2.40
September 27, 2016	412,498	Common Stock	$2.40
September 30, 2016	50,000	Common Stock	$2.40
October 11, 2016	5,000	Common Stock	$2.40
December 1, 2016	95,833	Common Stock	$2.40
January 23, 2017	1,048,782	Common Stock	$2.40

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Other than the shares issued on January 23, 2017, the securities set forth above were issued by the Company pursuant to Section 4(2) of the Securities Act, or the provisions of Rule 506 of Regulation D promulgated under the Securities Act. All such shares issued contained a restrictive legend and the Holders confirmed that they were acquiring the shares for investment and without intent to distribute the shares. All of the purchasers were experienced in making speculative investments, understood the risks associated with investments, and could afford a loss of the entire investment. The Company did not utilize an underwriter or a placement agent for any of these offerings of its securities. The shares issued on January 23, 2017 were issued in accordance with the Arrangement Agreement with Patch International, Inc. and were exempt from registration pursuant to Section 3(a)(10) of the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the material terms of Stem’s capital stock as contained in Stem’s articles of incorporation and by-laws. The following descriptions do not purport to be complete statements of the relevant provisions of Stem’s articles of incorporation and by-laws. You should refer to Stem’s articles of incorporation and by-laws for complete details.

The authorized capital of Stem consists of 200,000,000 shares, of which 100,000,000 are designated as common stock with a par value $0.001 per share (the ” Common Stock”) and 100,000,000 are designated as preferred stock with a par value $0.001 per share (“Preferred Stock”).

Common Stock

At January 22, 2017, the Company had 6,024,611 shares of Common Stock issued and outstanding.

Voting Rights. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Dividends. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar. Corporate Stock Transfer, Inc. is transfer agent and registrar for the Common Stock.

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Preferred Stock

Of the 100,000,000 authorized shares of Preferred Stock, our articles of incorporation designate 50,000,000 shares as Series A Preferred Stock and 50,000,000 shares as Series B Preferred Stock. No certificates of designation have been filed with respect to any Preferred Stock and, as of January 22, 2017, no shares of Preferred Stock are issued and outstanding.

Anti-Takeover Effects of Provisions of Nevada State Law

The Company may be, or in the future may become, subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers. In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder” unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (a) the corporation’s board of directors approves the combination in advance, or (b) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least 60 percent of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. For purposes of Nevada law, an “interested stockholder” is any person who is (a) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of Stem from doing so if it cannot obtain the approval of the Company’s board of directors.

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Item 12. Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes (“NRS”) provide Stem with the power to indemnify any of its directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to Stem’s best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the NRS, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Stem’s bylaws include an indemnification provision under which Stem has the power to indemnify its directors, officers, employees and former directors, officers and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law. Stem’s bylaws provide that to the maximum extent not prohibited by law, and except as otherwise provided in any agreement between Stem and a director, Stem will indemnify each director for, from and against any expenses, including but not limited to attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director in connection with any action, suit or proceeding, whether threatened, pending or completed, whether civil, criminal, administrative or investigative, and whether or not by or in the right of Stem, by reason of the fact that the director is or was a director, officer, employee or agent of Stem or any subsidiary of Stem. In consequence, thereof, no director or officer shall be personally liable to Stem or any of its shareholders for damages for breach of fiduciary duty as director or officer involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of Section 78.300 of the NRS.

In addition, Stem has certain agreements with its directors and executive officers which contain provisions that require Stem to indemnify them for costs, charges and expenses incurred in connection with: (a) civil, criminal or administrative actions resulting from the executive officer’s service as such; and (b) actions by or on behalf of Stem to which the executive officer is made a party. Stem is required to provide such indemnification if: (a) the executive officer acted honestly and in good faith with a view to the best interests of Stem; and (b) in the case of a criminal or administrative proceeding or proceeding that is enforced by a monetary penalty, the executive officer had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for Stem’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Stem has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

The financial statements required by this Item can be found beginning on page F-1 of this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

In September 2016, the Company’s directors, acting in the capacity of an audit committee, engaged LJ Soldinger, LLC (“Soldinger”) as the Company’s independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements. During the Company’s fiscal year ended September 30, 2016, neither the Company, nor anyone acting on its behalf, consulted with Soldinger regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that Soldinger concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1.

(b)	Exhibits. The exhibits listed on the Exhibit Index, which appears at the end of this Registration Statement on Form 10.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STEM HOLDINGS, INC.

Date: February 13, 2017	By:	/s/ Adam Berk
Adam Berk, Chief Executive Officer and President
(Principal Executive Officer)

Date: February 13, 2017	By:	/s/ Steve Hubbard
Steve Hubbard, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

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POWER OF ATTORNEY

We, the undersigned directors and/or executive officers of Stem Holdings, Inc., hereby severally constitute and appoint Adam Berk and Steve Hubbard, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Berk	Chief Executive Officer	February 13, 2017
Adam Berk	(Principal Executive Officer)

/s/ Steve Hubbard	Chief Financial Officer	February 13, 2017
Steve Hubbard	(Principal Financial and Accounting Officer)

/s/ Garrett M. Bender	Director	February 13, 2017
Garrett M. Bender

/s/ Jim Murphy	Director	February 13, 2017
Jim Murphy

/s/ Lindy Snider	Director	February 13, 2017
Lindy Snider

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of Stem Holdings, Inc.

3.2	By-Laws of Stem Holdings, Inc.

4.1	Stem Holdings, Inc. 2016 Employee, Director and Consultant Stock Plan

4.2	Specimen Stock Certificate

10.1	Arrangement Agreement between Stem Holdings, Inc. and Patch International, Inc.

10.2	Multiparty Agreement

23.1	Consent of Independent Registered Public Accounting Firm

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Stem Holdings, Inc.

Financial Statements

Period from June 7, 2016 (date of inception) to September 30, 2016

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Stem Holdings, Inc.:

We have audited the accompanying balance sheet of Stem Holdings, Inc. as of September 30, 2016, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on June 7, 2016 through September 30, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Stem Holdings, Inc. as of September 30, 2016 and the results of its operations and its cash flows for the period from inception on June 7, 2016 through September 30, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
January 26, 2017

F-2

Stem Holdings, Inc.

Statements of Financial Position

September 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$798,198
Prepaid expenses and deposits	7,000
Subscriptions receivable	1,170,000
Total current assets	1,975,198

Due from related parties	20,412
Project costs	41,250
Deposits	14,000

Total Assets	$2,050,860

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	19,059
Due to related parties	34,750
Total Current Liabilities	53,809

Shareholders’ Equity
Preferred stock, Series A; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2016	-
Preferred stock, Series B; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2016	-
Common stock; $0.001 par value; 100,000,000 shares authorized, 4,734,163 shares issued and outstanding as of September 30, 2016	4,734
Additional paid-in capital	2,480,016
Subscription receivable	(400,000)
Accumulated deficit	(87,699)
Total equity	1,997,051
Total Liabilities and Shareholders’ Equity	$2,050,860

The accompanying notes are an integral part of these financial statements

F-3

Stem Holdings, Inc.

Statement of Operations

Period from June 7, 2016 (Inception) to September 30, 2016
Revenues	$-

General and administration	87,699
Operating loss	(87,699)

Net loss before income taxes	(87,699)
Provision for income taxes	-
Net loss for the period	$(87,699)

Basic and diluted loss per common share	$(0.03)
Basic and diluted weighted average common shares outstanding	2,684,936

The accompanying notes are an integral part of these financial statements.

F-4

Stem Holdings, Inc.

Statement of Changes in Equity

	Number of
	Common		Additional			Total
	Shares	Common	Paid-in	Subscription	Accumulated	Shareholders’
	Outstanding	Stock	Capital	Receivable	Deficit	Equity
Balance, June 7, 2016 (Inception)	-	$-	$-	$-	$-	$-
Founders issuance	2,750,000	2,750	-	-	-	2,750
Issuance of common shares in private placements	1,817,497	1,817	2,087,683	-	-	2,089,500
Issuance of common shares for subscription receivable	166,666	167	399,833	(400,000)	-	-
Costs paid in private placements	-	-	(7,500)	-	-	(7,500)
Net loss for the period	-	-	-	-	(87,699)	(87,699)
Balance, September 30, 2016	4,734,163	4,734	2,480,016	(400,000)	(87,699)	1,997,051

The accompanying notes are an integral part of these financial statements.

F-5

Stem Holdings, Inc.

Statements of cash flows

Period from June 7, 2016 (inception) to September 30, 2016
Cash Flows from Operating Activities:
Net loss for the period	$(87,699)
Adjustments to reconcile net loss to cash used in operations
(Increase) decrease in operating assets:
Prepaid expenses and deposits	(7,000)
Deposits and other assets	(14,000)
Accounts payable and accrued expenses	19,059
Net Cash Flows Used In Operating Activities	(89,640)

Cash Flows from Investing Activities:
Project cost expenditures	(6,500)
Advances to related entities	(20,412)
Net Cash Flows used in Investing Activities	(26,912)

Financing Activities:
Proceeds from issuance of common shares	922,250
Private placement costs paid	(7,500)
Net Cash Flows Provided By Financing Activities	914,750

Net increase in cash and cash equivalents	798,198
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$798,198

Supplemental cash flow information
Cash paid for interest	$-
Cash paid for taxes	$-
Non-Cash Supplemental information
Subscriptions receivable	$1,170,000
Project costs paid by shareholders on behalf of the Company	$34,450

The accompanying notes are an integral part of these financial statements.

F-6

Stem Holdings, Inc.

Notes to the Financial Statements

1.	Incorporation and operations

Stem Holdings, Inc. (the “Company”) is a Nevada corporation incorporated on June 7, 2016. The Company intends to purchase, improve, and lease properties for use in the cannabis production, distribution and sales industry beginning in the State of Oregon. In September and October, 2016, the Company subleased its first commercial location and acquired its first commercial location, respectively. The Company hopes to enter into leases for these properties in the near future.

2.	Summary of significant accounting policies

Basis of preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of estimates

The preparation of these financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and judgments used are based on management’s experience and the assumptions used are believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include short-term investments with original maturities of three months or less and are recorded at cost, which approximates fair market value given the short-term nature.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of September 30, 2016, the Company had deposits in a major financial institution that are held in a brokerage account and thus not covered by FDIC insurance.

Capitalization of Project Costs

The Company’s policy is to capitalize all costs that are directly identifiable with a specific property, would be capitalized if the Company had already acquired the property, and when the property, or an option to acquire the property, is being actively sought after, and either funds are available or will likely become available. All amounts shown capitalized prior to acquisition of a property are included under the caption of Project Costs in the balance sheet.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of currently due plus deferred taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting carrying amounts and the respective tax bases of assets and liabilities, and are measured using tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Valuation allowances are provided against deferred tax assets if it is more likely than not that the deferred tax assets will not be realized.

F-7

The Company follows the guidance of FASB ASC 740-10 which relates to the Accounting for Uncertainty in Income Taxes, which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

Fair value of financial instruments

As defined in the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Earnings per share

The Company presents basic and diluted per share amounts (“EPS”) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated based on the weighted-average number of outstanding common shares plus the effect of dilutive potential common shares, using the treasury stock method. The Company’s calculation of diluted net loss per share excludes potential common shares as of September 30, 2016 as the effect would be anti-dilutive (i.e. would reduce the loss per share). As of September 30, 2016, the Company had not issued any securities exercisable or convertible into the common stock of the Company.

F-8

Emerging Growth Company

The Company has elected to be an emerging growth company as defined under the Jumpstart Our Business Startups Act of 2012 (“Jobs Act”). Included with this election, the Company has also elected to use the provisions within the Jobs Act that allow companies that go public to continue to use the private company adoption date rules for new accounting policies. Should the Company obtain revenues in excess of $1 billion on an annual basis, have its non-affiliated market capitalization increase to over $700 million as of the last day of its second quarter, or raise in excess of $1 billion in public offerings of its equity or instruments directly convertible into its equity, it will forfeit its status under the Jobs Act as an emerging growth company.

Recent accounting pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments: A Consensus of the FASB Emerging Issues Task Force. The amendments provide guidance on eight specific cash flow classification issues: debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, corporate and bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for private business entities for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is in the process of assessing the impact that the adoption of this ASU will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU provides guidance for recognizing credit losses on financial instruments based on an estimate of current expected credit losses model. For private business entities that are SEC filers, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the process of assessing the impact that the adoption of this ASU will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For private business entities, the amendments in this update are effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is in the process of assessing the impact that the adoption of this ASU will have on its consolidated financial statements.

F-9

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires that lessees recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position and also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. This update is effective for fiscal years beginning after December 15, 2019, including interim reporting periods within those fiscal years. Early adoption is permitted. We have preliminarily evaluated the impact of our pending adoption of ASU 2016-02 on our financial statements, and we currently expect that our operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon our adoption of ASU 2016-02, which will increase our total assets and total liabilities that we report relative to such amounts prior to adoption.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of this amendment is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This standard is effective for fiscal years and interim reporting periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year and is now effective for annual reporting periods beginning after December 15, 2018. As we continue to evaluate the impacts of our pending adoption of Topic 606 in the first half of fiscal 2017, our preliminary assessments are subject to change.

From March through December 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU No. 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These amendments are intended to improve and clarify the implementation guidance of Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements of ASU No. 2014-09 and ASU No. 2015-14.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on our consolidated financial statements and related disclosures.

F-10

3.	Subscriptions receivable

As of September 30, 2016, the Company had $1,170,000 due from shareholders for the issuance of 487,500 shares of the Company’s common stock in accordance with private placement shares subscribed for but proceeds not yet received by the Company as of September 30, 2016. Those proceeds were received by the Company in October 2016.

4.	Shareholders’ Equity

Preferred shares

The Company has no preferred shares issued and outstanding as of September 30, 2016.

Common shares

The holders of common shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

At inception of the Company, 3 shareholders received 2,750,000 shares of the Company’s common stock.

The Company received subscriptions in private placement offerings for the following shares as of September 30, 2016:

●	During July – August 12, 2016, 1,010,000 common shares at $0.15 per share to unaffiliated investors for $151,500. All of these funds were received as of September 30, 2016.

●	During August 25 – September 30, 2016, 974,163 common shares at $2.40 per share to unaffiliated investors for $2,338,000. As of September 30, 2016, $768,000 was received in cash.

Subscription receivable

On August 30, 2016, the Company issued 166,666 shares of common stock, to be held in escrow, pending the receipt of $400,000. According to the securities purchase agreement with the shareholder, the payment is to be received and the common shares are to be released from escrow on or before February 15, 2017. As of the date of these financial statements, that subscription was not yet received by the Company.

5.	Income taxes

The income tax expense (benefit) consisted of the following for the period from June 7, 2016 (inception) through September 30, 2016:

Total current	$-
Total deferred	-
$-

F-11

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax benefit for the period from June 7, 2016 (inception) through September 30, 2016:

Federal statutory rate	$(30,000)
State taxes, net of federal benefit	-
Change in valuation allowance	30,000
$-

Significant components of the Company’s deferred tax assets were as follows for the period from June 7, 2016 (inception) through September 30, 2016:

Deferred tax assets:
Net operating loss carryforwards	$30,000
Total deferred tax assets	30,000

Deferred tax liabilities	-
Total deferred tax liabilities	-

Net deferred tax assets	30,000
Less valuation allowance	(30,000)
Net deferred tax assets (liabilities)	$-

At September 30, 2016, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $87,000. The federal and state net operating loss carryforwards will expire beginning in 2036.

During the period from June 7, 2016 (inception) through September 30, 2016, the Company recognized no amounts related to tax interest or penalties related to uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no years under examination by any jurisdiction.

6.	Related party transactions

Prior to the formation of the Company, one of its shareholders entered into an agreement to acquire a commercial property located in Eugene, Oregon, as more fully described in Note 8, which sale agreement was later transferred to the Company (see Note 7) after its formation. That shareholder and two other shareholders also advanced funds that were applied as escrow deposits upon closing in the amount of $34,750 which has been included as an asset as part of project costs and in current liabilities section of these financial statements as Due to Shareholders. In December 2016, $29,250 was repaid to one of the shareholders.

During the period ended September 30, 2016, the Company advanced $20,412 in payment of legal fees to entities being formed by certain shareholders of the Company (see Note 7), which is shown as a long term related party receivable in these financial statements. In December 2016, the Company advanced, on behalf of the related entities, an additional $45,000 in payment of legal fees and a payment of $4,750 for licensing fees, on behalf of related entities, to the Oregon Liquor Control Commission, the entity that regulates cannabis production and distribution in Oregon.

F-12

7.	Commitments and contingencies

In July 2016, the Company entered into a lease with an initial term of five (5) years together with renewal options on the part of the Company for four (4) five-year periods for a commercial building from an unrelated third party in Springfield, Oregon. At the time the original lease was entered into, the Company had expected to close on significant subscriptions from its private placement. However, when those did not immediately materialize, the Company entered into an agreement with the landlord to cancel the lease and in addition, paid the landlord $15,000 not to rent out the property until such time the Company could enter into a new lease. In September 2016, the Company entered into a new 10 year lease with the landlord that commenced in November 2016. The lease requires the Company to pay a base rental fee of $7,033, which escalates each year by approximately 2%, plus an additional estimated $315 per month in real estate taxes. All taxes (including reconciling real estate taxes), maintenance and utilities are included at the end of each year as a one-time payment. In addition, the Company also remitted $14,000 for a security deposit to the landlord. The Company expects to sublease out this space in the near future.

The future minimum lease payments are as follows:

For the year ending September 30,
2017	$80,828
2018	89,738
2019	91,475
2020	93,270
Thereafter	608,205
$963,516

In August 2016, the Company and certain shareholders of the Company entered into a “Multi Party” Agreement, in which the Company became obligated to lease or acquire three separate real estate assets, and separately, if certain events occur (see below), additional real estate assets held by entities related to those shareholders. In September 2016, the Company entered into the lease as more fully described above, and in November 2016, acquired a property after the shareholder that owned the purchase agreement transferred that purchase agreement to the Company, in accordance with the Multi Party agreement (see Note 8). As of the date of these financial statements, the Company has entered into negotiations for the acquisition of the third property in Mulino, Oregon, but as of yet has not exchanged final closing documents, and at this time, is uncertain if or when it will. Should the Company deploy in excess of $10,000,000 in real estate assets, it is required to purchase certain real estate properties owned by entities affiliated with certain of its shareholders.

In addition, certain shareholders of the Company have begun organizing entities that will operate directly in the cannabis industry, and the Company intends to offer leases of its properties to these entities in the near future. The Multi Party Agreement also requires that in the event that the US Government amends Title 21 of the United States Code, otherwise known as the Controlled Substances Act, to remove cannabis as a Schedule I drug, and the Company deploys more than $10 million in real estate holdings, the Company is required to enter into agreements to acquire those related entities and issue such equity so that the shareholders of the related entities obtain 75% of the then issued and outstanding equity of the Company, regardless of the profitability or financial condition of the related entities at the time of their acquisition.

F-13

8.	Subsequent events

From October through December 31, 2016, the Company raised gross proceeds of $230,000 from subscriptions entered into by entities after September 30, 2016 under the Company’s ongoing private placement and agreed to issue 95,833 shares of the Company’s common stock.

On October 28, 2016, the Company loaned $100,000 to certain officers and shareholders of the Company, under a promissory note (the “Note”) due March 30, 2017 which bears interest at rate of 12% per annum. The Note provides for monthly payments in the amount of $1,000 commencing December 1, 2016 until the Note is fully paid. The Note is secured by a pledge of 50,000 shares of Company common stock owned by the debtors.

On November 1, 2016, the Company acquired certain real property located at 1027 Willamette Street, Eugene, Oregon 97401 (the “Property”) for a total cash purchase price plus closing costs of $910,000.

In November 2016, the Company entered into an agreement to acquire 100% of the issued and outstanding shares of Patch International, Inc. (“Patch”). In order to close the transaction, Patch was required to submit for approval to certain Canadian government courts, hold a general meeting of its shareholders and have the shareholders vote to approve the merger, and certain other customary requirements. As of the time of the agreement, Patch did not have any operations, and is considered a dormant entity. The agreement provided for the Company to issue shares of its common stock based on a price of $2.40 per common share, with the number of shares to be issued based on the amount of cash held by Patch at the time of closing of the transaction, converted from Canadian dollars into US dollars. In addition, the Company agreed to issue to Patch shareholders additional shares at the same $2.40 per share in the event that the Company collects on a fully reserved receivable in the amount of $500,000 owed to Patch by a related party. As of the date of these financial statements, the Company considers the receivable uncollectible (as did Patch, which reserved 100% of the outstanding receivable in its audited financial statements) and does not anticipate issuing additional shares for its collection. On January 20, 2017, the Patch shareholders held their general meeting and they voted to be acquired by the Company. On January 23, 2017, the Company issued 1,048,782 of its shares to acquire 100% of the issued and outstanding shares of Patch. The Company has been informed that two shareholders, representing less than 2% of Patch shares outstanding have chosen to not vote for the merger. Under Canadian law, the Company will be required to purchase those shares after negotiations on price have occurred.

In November 2016, the Company entered into a business consulting agreement with an unrelated third party with a term of 12 months. As part of that agreement, the consultant agreed to provide general business consulting services to the Company in exchange for a $50,000 upfront payment, monthly payments of $5,000 and an option for 200,000 shares of the Company’s common stock, exercisable at $2.40 per share, a term of 4 years and also piggyback registration rights. The options vest as follows: 100,000 shares immediately upon signing, 50,000 shares upon the Company’s common stock being listed on a public exchange for trading, and the remaining 50,000 shares 12 months after the common stock of the Company is listed for trading on a public exchange. In addition, the consultant agreed to purchase 50,000 shares of the Company’s common stock at the price of $0.15 per share, resulting in gross proceeds of $7,500, which the Company received in December 2016.

The Company expects to close on the purchase of a commercial property in Portland, Oregon in February 2017. The purchase price is $650,000 plus closing costs of approximately $26,000, payable with $350,000 in cash at closing and a note payable for the remaining $300,000. The note payable has a four month maturity, requires four monthly payments of $75,000 and is non-interest bearing.

F-14

UNAUDITED PRO FORMA BALANCE SHEET OF stem holdings, INC.

F-15

UNAUDITED PRO FORMA BALANCE SHEET OF STEM HOLDINGS, INC.

The pro forma balance sheet reflects preliminary estimates and assumptions based on the information available at the time of preparation, including, but not limited to, the preliminary estimates of the fair value of the assets acquired. The pro forma balance sheet should be read in conjunction with:

●	The audited financial statements of Stem Holdings Inc. as of September 30, 2016

●	The audited financial statements of Patch International Inc. as of May 31, 2016, which can be located at: www.sedar.com.

●	The unaudited interim financial statements of Patch International Inc. as of August 31, 2016, which can be located at: www.sedar.com.

●	Commercial Real Estate Sale Agreement covering the property located at 1027 Willamette Street, Eugene Oregon.

●	Purchase and Sale Agreement covering the property located at 7827 SE Powell Blvd, Portland Oregon

F-16

Pro Forma

See Accompanying Notes

		Historical
	Historical	August 31, 2016
	September 30, 2016	Patch			Pro Forma
	Stem	International,		Pro Forma	Stem
	Holdings, Inc.	Inc.		Adjustments	Holdings, Inc.
		(Unaudited)
ASSETS
Cash	798,198	2,787,298	(B)	1,407,500
			(C)	(917,493)
			(D)	(376,000)	3,699,503
Prepaid expenses and deposits	7,000	-		-	7,000
Subscriptions receivable	1,170,000	-	(B)	(1,170,000)	-
Total Current Assets	1,975,198	2,787,298		(1,055,993)	3,706,503

Due from related parties	20,412	-		-	20,412
Project costs	41,250	-	(C)	(41,250)	-
Deposits	14,000	-		-	14,000
Real estate held for rent	-	-	(C)	923,993
			(D)	676,000	1,599,993
Total Assets	2,050,860	2,787,298		502,750	5,340,908

LIABILITIES AND SHAREHOLDERS EQUITY

Accounts payable and accrued expenses	19,059	13,249		-	32,308
Note Payable	-	-	(D)	300,000	300,000
Due to related parties	34,750	-	(C)	(34,750)	-
Total Current Liabilities	53,809	13,249		265,250	332,308

Shareholders’ Equity
Preferred stock, Series A; par value $0.001, none outstanding	-	-			-
Preferred stock, Series B; par value $0.001, none outstanding	-	-			-
Common stock; $0.001 par value, 100,000,000 shares authorized, 4,734,163 shares issued and outstanding at September 30, 2016	4,734	-	(A)	1,049
			(B)	146	6,041
Additional paid-in capital	2,480,016	25,786,454	(A)	(23,013,454)
			(B)	237,354	5,490,258
Subscriptions receivable	(400,000)	-		-	(400,000)
Accumulated deficit	(87,699)	(23,012,405	) (A)	23,012,405	(87,699)
Total Shareholders’ Equity	1,997,051	2,774,049		237,500	5,008,600
Total Liabilities and Shareholders’ Equity	2,050,860	2,787,298		502,750	5,340,908

F-17

STEM HOLDINGS, INC.

NOTES TO PRO FORMA BALANCE SHEET

(Unaudited)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma balance sheet has been derived from the historical balance sheet of Stem Holdings, Inc. after giving effect to the acquisition transaction with Patch International Inc. (“Patch”), the receipt of private placement funds after September 30, 2016, the acquisition of the property located at 1027 Willamette Street, Eugene Oregon and the expected closing of the acquisition of the property at 7827 SE Powell Blvd, Portland Oregon.

Historical financial information has been adjusted in the pro forma balance sheet to give effect to pro forma events that are: (1) directly attributable to the acquisition of Patch; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s balance sheet and results of operations.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma statement of operations are as follows:

(A)	To record the equity issued to acquire the outstanding common and preferred stock of Patch. Because Patch is considered a shell with no operations at the time of our purchase, no step up in basis of the assets or liabilities is presented. These amounts represent the historical unaudited balances as of August 31, 2016. The amounts presented have been converted to USD as of the foreign exchange rate in effect on January 22, 2017 at the rate of 1 Canadian dollar being $0.756 US dollars. The number of shares agreed to at closing of 1,048,782 common shares of Stem Holdings, Inc. has been included in this pro forma.

(B)	Receipt of private placement funds through December 31, 2016

(C)	The acquisition of the property located at 1027 Willamette Street, Eugene Oregon. Includes payoff of the related party advances as these advances were for the purpose of acquiring the property. The Company closed on the property for a purchase price of $910,000 plus closing costs.

(D)	The expected acquisition at the end of February 2017 of the property located at 7827 SE Powell Blvd, Portland Oregon. The Company expects to close on the property with a purchase price of $650,000 plus approximately $26,000 in closing costs. The purchase agreement calls for the Company to pay $350,000 in cash plus its closing costs and issue to the sellers a note payable for $300,000 with a maturity date of four months from closing.

F-18